Exhibit 99.1

For Immediate Release:	February 24, 2017

Home BancShares, Inc. Announces Completion of

the Acquisition of Giant Holdings, Inc.

Conway, AR – Home BancShares, Inc. (Nasdaq: HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), today announced the completion of its acquisition of Giant Holdings, Inc. (“GHI”), parent company of Landmark Bank, N.A. (“Landmark”). Pursuant to the terms of a previously announced definitive agreement and plan of merger, GHI merged with and into Home effective at the close of business yesterday, February 23, 2017, and Landmark merged with and into Centennial immediately thereafter.

As of January 2017, GHI had approximately $396.9 million in total assets, $329.4 million in loans, and $302.6 million in deposits. With the completion of the acquisition, the Company now operates 76 branches in Arkansas, 65 branches in Florida, six branches in South Alabama and one in New York City.

“The acquisition of Landmark is another example of our ability to make smart, strategic deals that are immediately accretive to diluted earnings per share, book value and tangible book value,” said John Allison, Chairman of Home. “This merger provides added shareholder value on day one while increasing our market share in the Ft. Lauderdale area. Jeff Roschman and his great team of bankers are an excellent addition to our Company.”

Jeff Roschman, GHI’s Chairman, added, “GHI shareholders, customers and bankers will benefit from this merger through the opportunities that joining an established and qualified team like Centennial provides. Our customers will gain access to an expanded range of products backed by a proven history of strong financial performance while continuing to receive the outstanding community banking service they have grown accustomed to.”

“We are excited to partner with Home and Centennial, because they share similar values of customer and community service and the same strong desire to cultivate growth and development in our market,” added Perry LaCaria, Landmark President and Chief Executive Officer. “Joining Home will accelerate and expand our ability to meet the growing needs of our customers while maintaining our strong commitment to the markets we serve.”

“Centennial Bank welcomes the customers and talented bankers of Landmark and looks forward to the added value this expansion will bring to our franchise in Southeast Florida,” said Tracy French, President and Chief Executive Officer of Centennial Bank. “The Centennial conversion team and bank associates began preparing for the conversion process soon after the signing of the definitive agreement and are scheduled to convert Landmark the weekend of March 24. As a result of this quick conversion, we are expected to more quickly realize cost savings to the Company and ultimately the shareholders.”

Under the terms of the agreement, Home will issue approximately 2,738,000 shares of its common stock valued at approximately $77.5 million as of February 23, 2017, plus approximately $18.5 million in cash in exchange for all outstanding shares of GHI common stock.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016 and in its Quarterly Report on Form 10-Q for the period ended September 30, 2016, filed with the SEC on November 4, 2016.

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FOR MORE INFORMATION CONTACT:

Jennifer C. Floyd

Chief Accounting Officer &

    Investor Relations Officer

Home BancShares, Inc.

(501) 339-2929